Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 (file No. 333-191788, 333-201100 and 333-232411), and on Form F-3 (file No. 333-212007) of LightInTheBox Holding Co., Ltd. of our report dated April 1, 2025, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of LightInTheBox Holding Co., Ltd. as of December 31, 2023 and 2024 and for the years ended December 31, 2022, 2023 and 2024 appearing in the Annual Report on Form 20-F of LightInTheBox Holding Co., Ltd. for the year ended December 31, 2024.

/s/ Marcum Asia CPAs LLP

Beijing, the People’s Republic of China

April 1, 2025